UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 13, 2005

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PANAMERICAN BANCORP

(Exact name of registrant as specified in its charter)

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Delaware	0-22911	65-032364
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3400 Coral Way, Miami, Florida 33145

(Address of principal executive offices) (Zip Code)

305-421-6800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01

Other Events.

PanAmerican Bancorp, a Delaware corporation, is referred to as “we,” “us,” “our” or the “company” in this Current Report on Form 8-K.

Description of Our Capital Stock

Our authorized capital stock consists of 20,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. Our common stock is listed on the American Stock Exchange under the symbol “PNB.”

As of June 6, 2005, there were 10,005,334 shares of our common stock outstanding that were held of record by 830 stockholders. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to the limitations under the General Corporation Law of the State of Delaware and preferences that may apply to any outstanding shares of preferred stock, holders of common stock are entitled to receive such dividends or other distributions, if any, as our board of directors may declare out of funds legally available for such purposes.

Our stockholders generally do not have preemptive rights with respect to our common stock and, except as provided below, existing holders of common stock will not have any preferential or participation rights if the board of directors elects to issue additional shares of common stock. On April 17, 2003, we entered into a participation agreement with each of McAlpine Park Lane, Inc., a Florida corporation, and McAlpine Ltd., a company incorporated in the Cayman Islands, to which we refer collectively as the McAlpine entities in this document, in connection with the sale of shares of our common stock and warrants to purchase shares of our common stock to the McAlpine entities. Under the participation agreements, the McAlpine entities have the right to purchase:  (i) our common stock; (ii) warrants to purchase shares of our common stock; and (iii) any security convertible into or exchangeable for our common stock or warrants offered by us in any private or public offering in percentage amounts which are not greater than the percentage of their respective beneficial ownership of our securities, as determined by the formula specified in the participation agreements. We must notify the McAlpine entities of all of our private and public offerings, and the McAlpine entities are required to notify us of their intention to exercise their participation rights within 30 days of the beginning of our public or private offering.

In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after the payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that our board of directors may designate and issue in the future.

Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of “blank check” preferred stock in one or more series and to designate the rights, preferences, qualifications, limitations and restrictions of each such series. As of June 6, 2005, there were no shares of preferred stock outstanding. The issuance of shares of preferred stock could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying or preventing a change in control of our company without further action by the stockholders.

In addition to the ability to issue shares of preferred stock without stockholder approval, as described above, our certificate of incorporation and bylaws contain certain other provisions which may be viewed as anti-takeover measures delaying or preventing the change in control of our company. For instance, pursuant to our certificate of incorporation, our board of directors is divided into three classes and our directors are elected for staggering three-year terms. Under the terms of our certificate of incorporation, the affirmative vote of the holders of 66 2/3% or more of the combined voting power of the then outstanding shares of all classes and series of our stock entitled to vote generally in the election of directors, voting together as a single class, will be required to amend, alter, repeal or adopt any provision which is inconsistent with the provision of the certificate of incorporation establishing our classified board of directors. Our bylaws provide that a special meeting of stockholders may be called at any time by the board of directors, chief executive officer or stockholders entitled to cast at least one-fifth of the votes which all stockholders are entitled to cast at the particular meeting.

The transfer agent and registrar for the shares of our common stock is Olde Monmouth Stock Transfer Co., Inc. whose address is 200 Memorial Parkway, Atlantic Highlands, NJ 07716.

Amendment and Restatement of Our Certificate of Incorporation

We have previously disclosed in a definitive proxy statement filed with the SEC on June 17, 2005 that we intend to hold a special meeting of stockholders on July 21, 2005 at which our stockholders are being asked to approve, among other matters, a proposal to amend and restate our certificate of incorporation to:  (i) authorize the issuance of 40,000,000 shares of common stock, instead of 20,000,000 shares of common stock which we are currently authorized to issue under our certificate of incorporation, as described above; and (ii) delete from the certificate of incorporation certain provisions naming our incorporator and initial director, eliminate certain typographical errors and duplicative provisions and include the current address of our registered agent. If our stockholders approve the amended and restated certificate of incorporation at the special meeting, the foregoing amendments will become effective upon the filing of the amended and restated certificate of incorporation with the Secretary of State of the State of Delaware.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 13, 2005

PANAMERICAN BANCORP

By:	/s/ MICHAEL E. GOLDEN
Name:	Michael E. Golden
Title:	Chief Executive Officer and President

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